SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:
☑ Preliminary information statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐ Definitive information statement
CONSOLIDATED CAPITAL PROPERTIES IV

(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $47,250,000.00, based on the contract price for the property being sold

(5)	Total fee paid: $1,856.93
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT
FOR
CONSOLIDATED CAPITAL PROPERTIES IV
c/o AIMCO
STANFORD PLACE 3
4582 SOUTH ULSTER STREET PARKWAY
SUITE 100
DENVER, COLORADO 80237
Dear Limited Partner:
     We are sending you this information statement to inform you that ConCap Equities, Inc., a Delaware corporation, the general partner (the “General Partner”) of Consolidated Capital Properties IV, a California limited partnership (the “Partnership”), has agreed to sell the Partnership’s apartment complex known as Foothill Place, located in Salt Lake City, Utah (the “Property”) to Jackson Square Properties, LLC, a California limited liability company (the “Buyer”), an unaffiliated third party, for $47,250,000 (less lender fees and penalties required to prepay the existing loan encumbering the Property).
     The Property is owned by Foothill Chimney Associated Limited Partnership, a Georgia limited partnership (the “Operating Partnership”). The Partnership owns all of the limited partnership interests of the Operating Partnership, and the General Partner is the sole general partner of the Operating Partnership.
     Pursuant to the Partnership’s Limited Partnership Agreement (the “Partnership Agreement”), the consent of the General Partner and holders of a majority of the outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the sale of the Property. As of                     , 2008, 342,773 Units were issued and outstanding. As of                     , 2008, Aimco Properties, L.P. and its affiliates owned 237,778.5, or approximately 66.4% of the outstanding Units. Aimco Properties, L.P. and its affiliates will vote their Units in favor of the sale. Accordingly, approval of the sale is assured. We are providing the attached Information Statement in order to notify you of the background and terms of the sale.
     The transaction will involve the payment in full, out of the purchase price, of the mortgage encumbering the Property of approximately $17,080,402 in outstanding principal and accrued interest, approximately $11,783,585 of indebtedness owed by the Operating Partnership to the Partnership, and approximately $933,702 owed to affiliates of the General Partner for advances and interest accrued thereon, each as estimated on February 29, 2008.
     After the sale closes and these payments are made, we estimate that there will be approximately a total of $21,941,121, or $64 per Unit, in distributions to distribute to the limited partners. This estimate assumes that the sale of the Property is consummated as of February 29, 2008. This is an estimate, and as explained below, is based upon a number of assumptions.
     We expect an initial distribution to the limited partners will occur within approximately 90 days after the sale closes. This information statement contains information about the sale and the reasons the

General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
     The date of this information statement is                     , 2008.
     This information statement is being mailed on or about the date hereof to all holders of the Units of the Partnership at the close of business on                     , 2008.

SUMMARY OF THE TRANSACTION
REASONS FOR THE SALE
THE SALES PROCESS
THE BUYER
THE PROPERTY
APPROVAL OF THE SALE
PARTNER PROPOSALS
FORWARD-LOOKING STATEMENTS
INTEREST OF CERTAIN PERSONS IN THE SALE
USE OF PROCEEDS
FEDERAL INCOME TAX CONSEQUENCES
NO APPRAISAL RIGHTS
REGULATORY APPROVALS
PLANS AFTER THE SALE
PARTNERSHIP BUSINESS
PARTNERSHIP PROPERTIES
SUMMARY OF THE PURCHASE AND SALE CONTRACT
WHERE YOU CAN FIND MORE INFORMATION
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

SUMMARY OF THE TRANSACTION
     The following is a brief summary of certain terms of the Partnership’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of March 10, 2008, among the Buyer, the Operating Partnership, and three affiliates of the General Partner, as amended on March 31, 2008 (the “Agreement”). For a more complete description of the terms of the Agreement, see “Summary of the Purchase and Sale Contract” in this information statement.

Buyer	Jackson Square Properties, LLC, a California limited liability company.

Property to Be Sold by the Partnership	Foothill Place, located in Salt Lake City, Utah, together with all the improvements located on the Property and certain associated property. See “Summary of the Purchase and Sale Contract — The Purchased Assets.”

Additional Properties to Be Sold Pursuant to the Agreement by Affiliates of the Partnership	The Agreement also provides for the sale to the Buyer by affiliates of the General Partner of the following three additional properties: (i) Park Capitol, (ii) Somerset Village and (iii) Southwillow (the “Additional Properties”). See “Summary of the Purchase and Sale Contract — The Purchased Assets.”

Purchase Price and Deposit	$47,250,000 (less lender fees and penalties required to prepay the existing loan encumbering the Property), subject to certain adjustments as provided in the Agreement. The purchase price for the Property is payable as follows: (i) the Property’s pro rata allocation of the $1,000,000 initial deposit (the “Initial Deposit”) made two business days following the execution of the Agreement, (ii) the Property’s pro rata allocation of the $1,000,000 additional deposit (the “Additional Deposit”), which was made, following the expiration of the Feasibility Period, and (iii) the balance of the purchase price is to be paid in cash at the closing. See “Summary of the Purchase and Sale Contract — Purchase Price and Deposit” and “— Payoff of Existing Loan on the Property.”

Closing	The closing of the Agreement, including the sale of the Property, is scheduled to occur on April 30, 2008. The closing date is subject to extension at the option of each of the sellers, including the Partnership, pursuant to the terms of the Agreement. See “Summary of the Purchase and Sale Contract — Closing.”

Closing Conditions	Each seller’s, including the Partnership’s, obligation to complete the sale of its respective property is subject to certain customary conditions, including obtaining all consents necessary to consummate the transactions described in the Agreement. The Buyer’s obligation to close the sale of the properties is also subject to certain customary conditions. See “Summary of the Purchase and Sale Contract — Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Agreement contains certain customary representations and warranties by the Buyer and each seller under the Agreement, including the Partnership. The Partnership’s representations and warranties survive for a period of twelve months after the closing. See “Summary of the Purchase and Sale Contract — Representations and Warranties.”

Covenants	The Agreement contains certain customary covenants by each seller under the Agreement, including the Partnership. See “Summary of the Purchase and Sale Contract — Covenants.”

Termination	The Agreement contains certain customary termination rights on behalf of the Buyer and the Partnership and the other sellers, including the failure of certain closing conditions, events of default, and certain other material matters with respect to a property. The Agreement may only be terminated as to all, but not less than all, of the properties to be sold pursuant to the Agreement. See “Summary of the Purchase and Sale Contract — Closing,” “— Conditions to the Parties’ Obligation to Close,” “— Default,” and “— Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties	The liability of each seller (including the Partnership) for a breach of such seller’s representations and warranties is capped at $500,000 per property. See “Summary of the Purchase and Sale Agreement — Representations and Warranties.”

Use of Proceeds	The Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness, transaction related costs and other liabilities of the Partnership, including certain indebtedness owed to the General Partner and its affiliates and to make distributions to the partners, including the limited partners. See “Use of Proceeds” and “Interests of Certain Persons in the Sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will continue to hold and operate its remaining apartment complexes known as Arbors of Hermitage, located in Nashville, Tennessee; Citadel Village, located in Colorado Springs, Colorado; Knollwood, located in Nashville, Tennessee; Post Ridge, located in Nashville, Tennessee; 865 Bellevue (f/k/a River’s Edge), located in Auburn Washington; and Village East, located in Colorado Springs, Colorado. The Partnership has hired a national real estate broker to market its remaining apartment complexes to be sold. Upon the completion of the sale of the remaining apartment complexes, the Partnership will be dissolved and its affairs wound up as required by Article IX of the Partnership Agreement. See “Plans After the Sale,” “Legal Proceedings” and “Federal Income Tax Consequences.”

REASONS FOR THE SALE
     The General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:
•	The Property was completed in 1973, and given its age, the Property probably will require substantial capital expenditures in the future (including with respect to the sub floors which are likely to require substantial work in the near future at significant cost), for which existing reserves will not be adequate.

•	Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

•	Any future economic downturn or increase in interest rates may make it difficult to find a buyer for the Property at as favorable a price in the future.

•	The tax benefits of continued investment in the Property have been substantially eliminated for most limited partners due principally to declining depreciation deductions from the property.

•	For the foreseeable future, the partnership may generate taxable income but may not distribute sufficient cash to limited partners to pay resulting tax liabilities.

•	The Partnership has not made any distributions from operations to limited partners since 2003, although the Partnership has distributed proceeds from refinancings and the sales of other properties since 2003.

•	The Salt Lake City, Utah rental market is slowing down while expenses related to the Property, including maintenance and repair, continue to increase.
     For these reasons and others that were considered by the General Partner in arriving at its decision, the General Partner has approved the sale and the Agreement, and, as described more fully below, limited partners affiliated with the General Partner holding a majority of the Units also approved the sale and the Agreement.
THE SALES PROCESS
     In 2008, the sellers, including the Partnership, hired ARA Utah, a national real estate brokerage firm, to market the Property and the three other properties to be sold pursuant to the Agreement. They marketed the Property nationally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. The broker received offers from eight potential purchasers. We evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. We chose to accept the offer by the Buyer described in this information statement based on these criteria. Neither the General Partner nor its affiliates bid on the Property.
     Apartment Investment and Management Company (“Aimco”), an affiliate of the General Partner, through Aimco’s affiliates, has varying ownership interests in each of the other properties being sold to the Buyer pursuant to the Agreement. Aimco’s total ownership interest in Park Capitol is approximately 63% (62.46% as to the Partnership’s Units). In addition, Aimco’s total ownership interest in Somerset

Village and in Southwillow is each 100%. For purposes of allocating the total disposition pool purchase price being paid by the Buyer to the various properties within the disposition pool, Aimco is relying on the Buyer’s allocations, which Aimco has not influenced and which Aimco and the General Partner believe to reflect fair market value. The purchase price allocations, including that allocated to the Property, may be changed by the Buyer before closing, based on third-party appraisals obtained by the Buyer or the Buyer’s lenders or as a result of further negotiations of the total purchase price to be paid by the Buyer for the disposition pool.
     The Partnership, the three related sellers and the Buyer executed the initial purchase agreement on March 10, 2008. The purchase price for the Property is $47,250,000.
THE BUYER
     Jackson Square Properties, LLC, which is not affiliated with the Partnership or any other seller, agreed to acquire all properties to be sold pursuant to the Agreement, including the Property, through an arms-length negotiation. Jackson Square Properties, LLC has an office located at 500 Washington Street, Suite 700, San Francisco, California 94111. The phone number for Jackson Square Properties, LLC is 415-445-7800. The Buyer may assign its rights to acquire the Property to its affiliates so long as Buyer is not released from its liability under the Agreement and Buyer provides written notice of the proposed assignment ten days prior to the closing date. The Buyer and its affiliates are in the business of operating residential rental housing. The Buyer or its affiliates have informed us that they plan to operate the Property following the sale.
THE PROPERTY
     The Operating Partnership has owned and operated the Property, a 450-unit apartment complex located in Salt Lake City, Utah, since August 1985. The Property constitutes approximately 17% of the Partnership’s total outstanding assets. There is a first mortgage loan on the Property with an unpaid principal balance and accrued interest of approximately $17,080,402 as of February 29, 2008. The loan encumbering the Property will be pre-paid in full at the closing. The Operating Partnership owes the Partnership $11,783,585. In addition, the Partnership has other indebtedness of approximately $1,330,600, including $933,702 of indebtedness to the General Partner and its affiliates.
APPROVAL OF THE SALE
     The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.
     Section 2.01 of the Partnership Agreement, permits the General Partner to cause the Partnership to sell in a single sale substantially all of the properties originally acquired by the Partnership with the approval of the limited partners holding a majority of the then outstanding Units.
     As of ___, 2008, the Partnership has approximately 5,180 limited partners who collectively own 342,773 outstanding Units. Each Unit represents approximately .00029% of the outstanding Units. As of ___, 2008, affiliates of the General Partner owned 237,778.5 Units, or 69.4% of the outstanding Units. On ___, 2008, the affiliates of the General Partner holding 69.4% of the Units gave their written consent approving and adopting the sale and the Agreement. The following limited partners executed such written consent:

Name and Address of	Number of Limited
Beneficial Owner	Partnership Units	Percent of Class

AIMCO Properties, L.P. (1) 4582 S. Ulster St. Parkway Suite 1100 Denver, CO 80237	141,132.5	41.2%

IPLP Acquisition I, LLC 55 Beattie Place Greenville, SC 29602	29,612.5	8.6%

AIMCO IPLP, L.P. 55 Beattie Place Greenville, SC 29602	67,033.5	19.6%

Total:	237,778.5	69.4%

(1)	AIMCO Properties, L.P. is the operating partnership of Aimco. The general partner of AIMCO Properties, L.P. is AIMCO-GP, Inc., which is a wholly owned subsidiary of Aimco. Through AIMCO-GP, Inc. and AIMCO-LP, Inc., which is also a wholly owned subsidiary of Aimco, Aimco owns approximately 91% of AIMCO Properties, L.P. Together, Aimco and AIMCO Properties, L.P. directly or indirectly own 100% of AIMCO IPLP, L.P. and IPLP Acquisition I LLC.
     Upon the execution of such written consent, the holders of a majority of the Units approved the sale and the Agreement, and, as a result, no vote of any other Unit holder will be necessary to approve the sale or the Agreement. Accordingly, the Partnership is not soliciting any other votes. In addition, the written consent authorizes the Partnership, in its discretion, to reduce the gross purchase price for the Property up to 10% and make any other amendments to the Agreement (including, without limitation, the closing date, due diligence duties and closing conditions) which, in the Partnership’s opinion, are necessary, appropriate or desirable in connection with the sale and that do not materially and adversely affect the Partnership. Such written consent will have an effective date of ___, 2008, which is 20 days after the mailing of this information statement. This information statement shall constitute notice to the limited partners of the Partnership with respect to this matter as required by Article XI of the Partnership Agreement.
PARTNER PROPOSALS
     In accordance with the terms of the partnership agreement, the partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the partnership agreement with the prior consent of at least 10% of the outstanding Units.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The General Partner has conflicts of interest with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. As noted above, Aimco, an affiliate of the General Partner, through Aimco’s affiliates, has varying ownership interests in each of the properties being sold to the Buyer pursuant to the Agreement, including a 69.4% interest in the Units of the Partnership.
     In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs but before distribution of any proceeds, will be used to repay indebtedness of the Partnership owed to the General Partner and its affiliates, including accrued interest thereon, estimated to be $933,702 as of February 29, 2008. This amount includes advances and accrued interest thereon to the Partnership from affiliates of the General Partner. In addition, the Operating Partnership is also indebted to the Parternship in the amount of $11,783,585, which will be repaid out of the sale proceeds.
     The General Partner and its affiliates will also receive a portion of the sale proceeds from the respective sales of each of the Additional Properties, which will be in addition to the sale proceeds that will be paid to the General Partner and its affiliates as described above. The General Partner and its affiliates, therefore, have an interest in the consummation of the sale of the Property as a condition to the consummation of the sale of each of the Additional Properties.
USE OF PROCEEDS
     We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price	$47,250,000
Plus: Cash, and cash equivalents	9,800
Plus: Other partnership assets	6,929,218
Less: Mortgage debt, including accrued interest	(17,080,402)
Less: Loans from General Partner, including accrued interest	(932,702)
Less: Accounts payable, accrued expenses and other liabilities	(397,898) *
Less: Payable to the Partnership from the Operating Partnership	(11,783,585)
Less: Estimated closing costs	(945,000)
Less: Reserve for Contingencies	(945,000)
Less: Distribution to Operating Partnership General Partner	(163,310)

TOTAL	$21,941,121

Net proceeds distributable to all Partners	$21,941,121
Percentage of proceeds allocable to Limited Partners	100%

Net proceeds distributable to Limited Partners	$21,941,121
Total number of Limited Partner Units	342,773

Distributable net proceeds per Limited Partner Unit	$64

*	$1,000 of this amount is payable to the General Partner and/or affiliates.

     In addition, the sale of the Property may require the General Partner to escrow part of the proceeds from the sale for some period of time if the General Partner agrees with the Buyer to do so.
     These estimates assume that the closing of the sale occurred as of February 29, 2008, and are based on information known to the General Partner at this time. These figures will adjust based upon the fact that closing will occur after February 29, 2008. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.
     Tax Consequences if the Property is Sold. The General Partner estimates that a typical limited partner will recognize total taxable income from the sale of the Property of approximately $102 per Unit. The total taxable income is estimated to consist of “unrecaptured I.R.C. Section 1250 gain” that will be taxed at a maximum 25% rate to an individual limited partner of $32 per Unit and long-term capital gain of $70 per Unit.
     The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from Buyer plus the fair market value of any property it receives other than money. If Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Use of Proceeds.”
     To the extent that a partnership is not a “dealer” with respect to a property, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of property used in the partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain, if any. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary gains to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.
     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.
     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions of Cash. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner’s interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner’s adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner’s Partnership interest will be decreased, but not below zero.

     Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to “unrealized receivables” of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partner does not believe that any portion of a limited partner’s gain will be taxable as ordinary income under I.R.C. Section 751.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts may be less than the gain recognized by the Partnership (as a result of the sale) that is allocable to the partners, gain recognized by the partners as a result of any cash distributions (including deemed distributions of cash as a result of a reduction in a limited partner’s share of Partnership liabilities) from the Partnership, and any tax liability resulting from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
     Tax Consequences if the Property is Not Sold. The Property has been substantially depreciated for United States federal income tax purposes. As a result, it is possible that continued operation of the Property may generate taxable income to the limited partners unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. Limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership’s continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.
REGULATORY APPROVALS
     Other than the filing and distribution of this information statement and the HAP Assumption Approvals, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     The Partnership is engaged in the business of operating and holding real estate properties for investment. In general, the General Partner regularly evaluates the Partnership’s properties by considering various factors, such as the Partnership’s financial position and real estate and capital markets conditions. The General Partner monitors a property’s specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the operating performance of the property and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the General Partner to sell, refinance, upgrade with capital improvements or hold a Partnership property. After taking into account the foregoing considerations, the General Partner is currently considering a sale of the following properties: Belmont Place Apartments, Citadel Village Apartments, 865 Bellevue (f/k/a Rivers Edge Apartments) and Village East Apartments. Although these properties have been listed for sale, it is unknown if and when these properties may be sold. Potential sales will depend, among other things, on obtaining prices, terms and conditions that are reflective of the General Partner’s view as to the fair market value of the properties. Although the future operating results of your Partnership and future sales price of the properties owned by your Partnership are uncertain, the operating performance of your Partnership’s properties may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of your Partnership’s properties a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by the General Partner is the likely tax consequences of a sale of a property for cash. Such a transaction would likely result in tax liabilities for many limited partners.
PARTNERSHIP BUSINESS
     The Partnership is a publicly held limited partnership organized under the laws of the State of California on March, 18, 2008. ConCap Equities, Inc., a Delaware corporation, is the General Partner of the Partnership. The General Partner is a subsidiary of Aimco, a publicly traded real estate investment trust. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2011, unless terminated before such date.
     On March 31, 2008, the limited partners were mailed an Information Statement in connection with a change in its domicile from California to Delaware (the “Redomestication”). The Redomestication will be effected through a merger of the Partnership with and into Consolidated Capital Properties IV, LP, a Delaware limited partnership (the “Delaware partnership”), with the Delaware partnership as the surviving entity in the merger. The merger will be undertaken pursuant to an Agreement and Plan of Merger, dated as of March 18, 2008 (the “merger agreement”), by and between the Partnership and the Delaware partnership. In this Information Statement, when we refer to the “Partnership,” we are referring to the Partnership before the merger, and to the Delaware partnership after the merger.
     The merger must be approved by the General Partner and a majority in interest of the limited partners. The General Partner has determined that the merger is advisable and in the best interest of the Partnership and the limited partners and has approved the merger and the merger agreement. Because affiliates of the General Partner own 237,778.5 Units, or approximately 69.4% of the outstanding Units, and the General Partner’s affiliates have indicated that they intend to take action by written consent, as permitted under the Partnership Agreement, to approve the merger on or about April 22, 2008, then approval of the merger is assured.
     The Partnership’s primary business is to operate and hold real estate properties for investment. The Partnership, through its public offering of Units, sold 343,106 Units aggregating $171,553,000. The General Partner owns a .20% interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions.
     The Partnership originally acquired forty-eight apartment properties with the funds obtained from proceeds of its public offering. The Partnership sold Breckenridge Square Apartments in January 2003, Churchill Park Apartments in July 2003, Doral Springs Apartments in September 2003, Point West Apartments in March 2004, Nob Hill Villa Apartments in October 2004, Briar Bay Racquet Club Apartments in October 2004 and Citadel Apartments in March 2007. The Partnership continues to hold, own and operate eight properties, one of which is the Property and the others are an apartment complexes known as Arbors of Hermitage, located in Nashville, Tennessee; Citadel Village, located in Colorado

Springs, Colorado; Knollwood, located in Nashville, Tennessee; Post Ridge, located in Nashville, Tennessee; 865 Bellevue (f/k/a River’s Edge), located in Auburn Washington; and Village East, located in Colorado Springs, Colorado.
     The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.
     The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership’s assets in order to maximize the return for the limited partners. Such results may best be achieved by holding and operating the properties or through property sales or exchanges, refinancings, debt restructurings or relinquishment of the assets. The Partnership evaluates each of its holdings periodically to determine the most appropriate strategy for each of the assets.
     For information on certain pending and ongoing litigation and governmental investigations, please refer to the Partnership’s most recent reports on Form 10-KSB (for the fiscal year ended December 31, 2007) filed with the Securities and Exchange Commission.
PARTNERSHIP PROPERTIES
     On April ___, 2008, the Partnership owned eight residential apartment complexes (or interests therein). The following table provides additional information for each apartment complex.

Number of
Property	Date of Purchase	Apartment Units

Arbours of Hermitage, Nashville, Tennessee (1)	9/1983	350 units

Belmont Place, Marietta, Georgia (2)	8/1982	326 units

Citadel Village, Colorado Springs, Colorado (1)	12/1982	261 units

Foothill Place, Salt Lake City, Utah (2)	8/1985	450 units

Knollwood, Nashville, Tennessee (1)	7/1982	326 units

Post Ridge, Nashville, Tennessee (2)	7/1982	150 units

Number of
Property	Date of Purchase	Apartment Units
865 Bellevue (f/k/a River’s Edge), Auburn, Washington (2)	4/1983	120 units

Village East, Colorado Springs, Colorado (1)	12/1982	137 units

(1)	Property is held by a limited partnership and/or limited liability company in which the Partnership owns a 100% interest.

(2)	Property is held by a limited partnership in which the Partnership owns a 99% interest.
SUMMARY OF THE PURCHASE AND SALE CONTRACT
     The following summarizes the material terms and conditions of the Agreement. Nothing in this information statement is intended to modify the terms of the written Agreement.
The Purchased Assets
     The Partnership has agreed to sell all of the Partnership’s interest in and to the Property, together with all the improvements located on the Property. The Agreement also provides for the sale of three other properties that are owned by affiliates of the General Partner. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Agreement, the Buyer has agreed to assume the Partnership’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property’s tenant leases after the closing.
     The three Additional Properties being sold pursuant to the Agreement by affiliates of the Partnership are as follows:

Property	Buyer	Seller	Price

Park Capitol	Jackson Square Properties, LLC	Consolidated Capital Institutional Properties/3 Limited Partnership	$12,750,000

Somerset Village	Jackson Square Properties, LLC	AIMCO/Brandywine, L.P.	$39,250,000

Southwillow	Jackson Square Properties, LLC	AIMCO Southwillow, LLC	$29,250,000
Purchase Price and Deposit
     The purchase price for the Property is $47,250,000, payable as follows: (i) the Property’s pro rata allocation of the $1,000,000 Initial Deposit made two days following the execution of the Agreement (such pro rata allocation is approximately $367,704.28), to be held in escrow until the closing, (ii) the Property’s pro rata allocation of the $1,000,000 Additional Deposit made, following the expiration of the Feasibility Period (such pro rata allocation is approximately $367,704.28) to be held in escrow until the closing, and (iii) the balance of the purchase price in cash at the closing. Each property in the disposition pool has been allocated a portion of the initial deposit and the additional deposit based upon the ratio that such property’s respective purchase price bears to the aggregate $128,500,000 purchase price for all four properties.
     The Buyer is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law. In addition, to the extent the sellers, including the Partnership, have received any payments from tenants for operating expenses, taxes, utilities, retroactive rental escalations, or other charges payable by tenants under the leases allocable to periods after the closing, Buyer will receive a credit for such amounts at the closing. These credits are available with respect to each of the properties, including the Property, on a property-by-property basis.
     The aggregate deposit is non-refundable, subject to certain circumstances under which the Agreement provides that the aggregate deposit, or a portion thereof, is to be returned to the Buyer (subject to the return by Buyer of due diligence materials provided by sellers, including the Partnership).
     Even if the Buyer is entitled to a return of a portion or all of the deposit, the Agreement provides that the deposit will be withheld pending the Buyer’s return of certain due diligence materials provided by the sellers Partnership.
Payoff of the Existing Loan on the Property
     The existing loan from Transamerica Financial Life Insurance Company, in the original principal amount of $17,700,000, will be paid in full from the proceeds of the purchase price upon the closing of the sale of the Property. The balance due on the loan is $17,080,402 (principal and accrued but unpaid interest) as of February 29, 2008. The fees, costs, and penalties incurred in connection with this pay off will be paid by the Buyer, and the purchase price shall be reduced by the amount of such fees, costs and penalties.
Feasibility Period
     From the date of the execution of the Agreement and until April 2, 2008 with respect to Somerset and Southwillow and until April 7, 2008 with respect to Foothill and Park Capitol (the “Feasibility Period”), the Buyer and its consultants had the right to enter each property to, among other things, conduct customary studies, tests, examinations, inquiries and inspections or investigations concerning each property; to confirm the suitability of each of the properties for Buyer’s intended use and any other matters Buyer wishes to confirm; and to review documents and records related to each property. Buyer has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer’s or its consultants’ entry onto the Property and their inspections and investigations.
Pre-Closing Deliveries and Obligations
     The Agreement requires the Partnership to deliver certain documents to the Buyer, including (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner’s title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Partnership is only responsible for payment of the basic premium for the title policy. The Buyer is responsible for any costs in excess of the basic premium and for the cost of a current survey or any update to the survey.

     Buyer has the right to give written notice to the Partnership (and other sellers) of any objection Buyer had to any matter identified in the title documents or survey within fifteen days following the execution of the Agreement.
     Prior to the expiration of the Feasibility Period, Buyer had the right to deliver written notice to the Partnership identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that Buyer wishes to terminate at closing. If any such contract could not, by its terms, be terminated, Buyer assumed such contract. Any contract not identified by Buyer in such notice also was assumed by Buyer. Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. Buyer is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer’s failure to obtain any such consent.
Closing
     The sale of the Property is scheduled to occur on April 30, 2008. Any seller, including the Partnership, has the option, by delivering written notice to the Buyer, of extending the closing to the last business day of the month in which the closing date otherwise would occur in the event such extension is desirable in connection with the payoff of any loan secured by a property. Further, the Partnership, and any other seller under the Agreement, may extend the closing (i) for up to forty-five days to satisfy a condition to be satisfied by the Partnership or any other seller, or (ii) such later date as is mutually acceptable to the sellers and the Buyer. Any extension of the closing will apply to all properties to be sold under the Agreement, including the Property.
Closing Prorations and Post Closing Adjustments
     All normal and customarily proratable items will be prorated as of the closing date on a property-by-property basis.
     Unless otherwise provided in the Agreement, each seller, including the Partnership, is entitled to receive all income, and is liable for all expenses, relating to the operation of its respective property for the period prior to the closing date, and the Buyer is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date for all properties. Any seller, including the Partnership, or the Buyer, may request an adjustment of any pro rated item, provided that no party has any obligation to make any adjustment after the expiration of ninety days after the closing, and unless the adjustment exceeds $5,000 (in the aggregate) with respect to any property.
Representations and Warranties
     The Agreement contains certain customary representations and warranties by each seller under the Agreement, including the Partnership. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Agreement; possessory interest in the applicable property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; and accuracy of each property’s rent roll. The Partnership’s (and each other seller’s) representations and warranties survive for a period of twelve months after the closing. Except for the Partnership’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Partnership’s liability for any breach of a representation or warranty by the Partnership is capped at $500,000. The liability of the other sellers under the Agreement is similarly capped. Additionally, Buyer may not bring any claim for a breach of a representation by the sellers, including the Partnership, unless the claim for damages exceeds $5,000.

     The Agreement also contains certain customary representations and warranties by the Buyer.
Covenants
     Each seller under the Agreement, including the Partnership, has agreed that it will continue to operate its respective property n the ordinary course of business. Each seller under the Agreement, including the Partnership, has also agreed to certain additional covenants which may affect the operation of the Partnership prior to closing, including: a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligation to Close
     Sellers’ Conditions to Closing
     Each seller’s, including the Partnership’s, obligation to complete the sale of its respective property is subject to certain customary conditions. Such conditions include, among other things, the following:
•	Each seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Agreement; and

•	There shall not be any pending, or to the knowledge of the Buyer or each seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding.
     If the conditions to closing fail with respect to a particular property, then the applicable seller of such property may elect to either waive such condition or terminate the Agreement in its entirety with respect to all properties. If a seller elects to terminate the Agreement, the other sellers have agreed to consent to such termination. In such instance, the aggregate deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.
     Buyer’s Conditions to Closing
     The Buyer’s obligation to complete the sale of all properties, including the Property, also is subject to certain customary conditions. If such conditions fail with respect to a particular property, then, subject to the terms of the Agreement, Buyer has the option of either waiving such condition or terminating the Agreement in its entirety with respect to all properties and receiving the deposit back, subject to Buyer’s obligation to return due diligence materials provided to Buyer.
Default
     If the Buyer defaults in its obligations under the Agreement and does not cure the same within the cure period, if any, provided therein, then the Agreement will be automatically terminated and the Buyer will forfeit the aggregate deposit, and each seller will retain its pro rata share thereof. Each seller, including the Partnership, has waived the remedies of specific performance and additional damages from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Agreement).

     If a seller, including the Partnership, defaults in its obligations under the Agreement and does not cure the same within the cure period, if any, provided therein, then Buyer may either seek specific performance of such seller’s obligations under the Agreement (but not damages), or terminate the Agreement in its entirety with respect to all properties. If the Buyer elects to terminate the Agreement, the aggregate deposit is to be returned to the Buyer, subject to the Buyer’s obligation to return due diligence materials provided to Buyer. Additionally, if Buyer elects to terminate the Agreement, Buyer may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the properties for which the Agreement has been terminated, not to exceed $50,000 per terminated property.
Certain other Termination Rights
     The Buyer has the right to terminate the Agreement in its entirety with respect to all properties upon major property damage to any of the properties (cost of repairs exceed $250,000) or condemnation of a material portion of any of the properties. In such instance, the aggregate deposit is to be returned to the Buyer, subject to Buyer’s obligation to return due diligence materials provided to Buyer. In the event Buyer elects not to terminate the Agreement, Buyer will receive all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price allocable to the damaged property in the amount of any deductible payable by the applicable seller in connection therewith.
Expenses and Closing Costs
     Buyer is responsible for paying the cost of recording any instruments necessary to discharge any liens against the properties, including the Property, any premiums or fees required to be paid by Buyer for the title policy as described above, and one-half of the customary closing costs of the escrow agent. Each seller, including the Partnership, will pay the base premium for the title policy with respect to its respective property, and its pro rata portion of the other one-half of the closings costs of the escrow agent.
     In addition, the sellers shall pay any fees, commissions, and expenses due and owing to the sellers’ broker, ARA Utah, pursuant to a separate agreement.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 217-9608
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC. 1200 Wall Street 3rd Floor Lyndhurst, NJ 07071
By telephone:	(800) 217-9608
By facsimile:	(201) 460-0050
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.